Exhibit 35.2

SERVICER COMPLIANCE STATEMENT

DFS Services LLC

Discover Card Master Trust I

The undersigned, a duly authorized representative of DFS Services LLC (“DFS”), hereby certifies that:

(a)	A review of the activities of DFS for the month ended December 31, 2010 and of its performance under the Amended and Restated Servicing Agreement, dated January 1, 2007, as amended, by and between DFS and Discover Bank (the “Agreement”), was made under my supervision.

(b)	To the best of my knowledge, based on such review, DFS has fulfilled all of its obligations in all material respects under the Agreement for the month ended December 31, 2010.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 21st day of February 2012.

By:	/s/ Carlos Minetti

Carlos Minetti,

Executive Vice President